Exhibit 99.1

Virgin Media announces offering of £500 million equivalent of Senior Secured Notes due 2018

LONDON, 11 January 2010 — Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that its wholly-owned subsidiary Virgin Media Secured Finance PLC intends to offer, subject to market and other conditions, approximately £500 million equivalent aggregate principal amount of senior secured notes due 2018 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes will rank pari passu with Virgin Media’s senior credit facility and, subject to certain exceptions, share in the same guarantees and security which has been granted in favour of its senior credit facility.

Virgin Media intends to use the net proceeds from the notes offering to prepay a portion of its outstanding A-A3 and B1-B6 Tranches under its senior credit facility.

For further information contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk

Sam Horrocks: +44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

Media contacts

At Virgin Media, Gareth Mead: +44 (0) 20 7299 5703 / gareth.mead@virginmedia.co.uk

At Tavistock Communications, Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Important Information

This announcement is neither an offer to sell nor a solicitation to buy any of the securities described herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2009, and revised by its current report on Form 8-K as filed with the SEC on May 27, 2009, and its quarterly reports on Form 10-Q as filed with the SEC on May 6, 2009, August 7, 2009 and October 29, 2009. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.